UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - SEPTEMBER 1, 2006

ARCH MANAGEMENT SERVICES INC.
(Exact name of Registrant as specified in its charter)

NEVADA	333-121356	84-1665042
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6600 Trans-Canada, Suite 519
Pointe-Claire, Quebec, H9R 4S2
Canada
(Address of principal executive offices)

(604) 603-5693
(Registrant's telephone number, including area code)

4-2341 West Broadway
Vancouver, British Columbia, V6K 2E6
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:  Entry into a Material Definitive Agreement.

On September 1, 2006, Arch Management Services Inc. (the “Company”) and Gallant Energy International Inc. (“Gallant”) entered into a Purchase Agreement (the “Purchase Agreement”) pursuant to which Gallant sold the Company its interest in a joint venture it formed with certain Chinese entities to develop facilities for the production of ethanol fuel in the People’s Republic of China, in exchange for the issuance of 5,000,000 shares of the Company’s common stock. Upon the issuance of these 5,000,000 shares of the Company’s common stock, Gallant will own approximately 33% of the Company.

Mr. James Pak Chiu Leung, a director and the President of the Company, is also a director and the President of Gallant. Mr. Gaetan Leonard, a former director of the Company, who resigned on September 5, 2006, is also a director and the Secretary of Gallant. Mr. James Pak Chiu Leung is the brother in law of Mr. Gaetan Leonard’s wife.

On September 7, 2006, Green Technology America Inc. (“GTA”) and the Company entered into a Letter of Intent (the “Letter of Intent”), pursuant to which the two companies have agreed in principal to collaborate on future projects relating to the production of ethanol, subject to the resolution of certain details in the near future. It has been agreed in general that (i) the Company will acquire 60% of GTA, with Ms. Nancy Wang-Yang Ho retaining ownership of the remaining 40%, for an amount to be determined; (ii) Ms. Ho, the founder and President of GTA, will remain as GTA’s President for a minimum of two years; (iii) Ms. Ho will focus on research and development matters for GTA, while the Company’s staff will provide GTA with assistance with financing, marketing, and business negotiations; (iv) GTA will donate a percentage of its profits to a charitable foundation to be established by Ms. Ho, and a similar percentage of its profits to Purdue University; (v) Mr. Guy Chevrette will, on behalf of the Company, be involved in GTA’s research and development matters; (vi) an agreement will be entered into permitting Ms. Ho to convert her shares of GTA into shares of the Company’s common stock; and (vii) detailed agreements effectuating these transactions will be entered into within sixty (60) days of September 4, 2006. Ms. Ho was also appointed a director of the Company on September 7, 2006.

Item 3.02:  Unregistered Sales of Equity Securities.

On September 1, 2006, the Company issued 5,000,000 shares of the Company’s restricted common stock in an unregistered private sale pursuant to the Purchase Agreement described above. See Item 1.01 above for further details regarding the unregistered issuance of securities, which disclosures are incorporated herein into this Item 3.02 by reference thereto. No underwriting discounts or commissions were paid.

The Company entered into the aforementioned transaction in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Regulation S.

Item 5.02:  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 5, 2006, Mr. Gaetan Leonard resigned from the Company’s Board of Directors.

On September 7, 2006, the Board of Directors of the Company appointed Mr. Arthur Rawl, Mr. Naim Kosaric and Ms. Nancy Wang-Yang Ho as directors.

Arthur Rawl has been Chairman and Chief Executive Officer of Rawl & Associates, a private strategic consulting firm, since May 2003.  From September 1999 until May 2003, he was President and Chief Executive Officer of Brazil American Auto Group, Inc., a Sao Paulo-based consolidator of South American automotive retailers.  From 1997 to 1999, Mr. Rawl was a consultant to Chrysler Financial Corp. in connection with the development of a new structured financial product line.  From 1994 to 1997, he was Executive Vice President and Chief Financial Officer of United Auto Group, Inc., a consolidator and operator of automobile dealerships and related businesses.  From 1990 to 1994, Mr. Rawl was Executive Vice President of Hanlin Group, Inc., a chemical and PVC products manufacturer.  Prior to that time, he had a 23-year tenure at Deloitte & Touche LLP, including 12 years as a partner.  Mr. Rawl is a Director of Quipp Inc. Mr. Rawl is the Board Chairman of the British Memorial Garden Trust, Inc., a public charity.  Mr. Rawl is a certified public accountant.

Naim Kosaric is a Professor Emeritus at the University of Western Ontario, a university at which he taught Chemical and Biochemical Engineering from 1969 until 1994. Prior to that time, Mr. Kosaric worked in the chemical industry. He is currently the President and CEO of Kayplan International Consultants Ltd., a consulting firm in the field of ethanol processing.

Nancy Wang-Yang Ho is the Senior Research Scientist and Group Leader of the Molecular Genetics Group at the Laboratory of Renewable Resources Engineering at Purdue University, a position she has held since 1980. She is also the founder, director and President of Green Technology America Inc., a research and development company formed in March, 2006. On September 7, 2006, Green Technology America Inc. and the Company entered into a Letter of Intent, pursuant to which the two companies have agreed in principal to collaborate in various ways. See Item 1.01 above for further details regarding the Letter of Intent, which disclosures are incorporated herein into this Item 5.02 by reference thereto.

Item 9.01: Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description

10.2	Purchase Agreement by and between Arch Management Services Inc. and Gallant Energy International Limited, dated as of September 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH MANAGEMENT SERVICES INC.

Date: September 18, 2006	By:	/s/ James Pak Chiu Leung
Name: James Pak Chiu Leung
Title: Chief Executive Officer